Filed Pursuant to Rule 424(b)(3)
Registration No. 333-203592
Prospectus Supplement No. 9
(to Prospectus dated July 29, 2015)

13,225,000 shares of Common Stock issuable upon the exercise of the 13,225,000 outstanding Warrants issued in our public offering

This prospectus supplement supplements the prospectus dated July 29, 2015, as supplemented by prospectus supplement No. 1 dated August 19, 2015, prospectus supplement No. 2 dated September 1, 2015, prospectus supplement No. 3 dated September 15, 2015, prospectus supplement No. 4 dated October 27, 2015, prospectus supplement No. 5 dated December 2, 2015, prospectus supplement No. 6 dated December 22, 2015, prospectus supplement No. 7 dated January 4, 2016, and prospectus supplement No. 8 dated January 11, 2016 (the “Prospectus”), which relates to the offering of the shares of common stock of Perseon Corporation (the “Company,” “we,” or “our”) that are underlying the Warrants that we issued in our public offering, which closed on August 4, 2015 (the “Offering”). The securities underlying the Warrants include 13,225,000 shares of our common stock, which are issuable upon the exercise of the 13,225,000, outstanding Warrants that we issued in the Offering.  Each Warrant is exercisable for one share of common stock at an exercise price of $0.99 per share. The Warrants expire July 29, 2020.

This prospectus supplement incorporates into the Prospectus certain information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission on January 28, 2016.

This prospectus supplement should be read in conjunction with the Prospectus. This prospectus supplement updates, amends and supplements the information included or incorporated by reference in the Prospectus. If there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any supplements and amendments thereto.

Our common stock and the Warrants are currently listed on The NASDAQ Capital Market under the symbols “PRSN” and “PRSNW”. On January 27, 2016, the closing sale price of our common stock and the Warrants on The NASDAQ Capital Market were $0.0849 per share and $0.004 per warrant, respectively.

AN INVESTMENT IN OUR SECURITIES INVOLVES RISKS. SEE THE SECTION ENTITLED “RISK
FACTORS” BEGINNING ON PAGE 6 OF THE PROSPECTUS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the Prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is January 28, 2016

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 22, 2016

PERSEON CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-32526	75-1590407
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

391 Chipeta Way
Salt Lake City, Utah 84108

(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code:  (801) 972-5555

460 West 50 North
Salt Lake City, Utah 84101
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☒	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☒	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Item 1.01                      Entry into a Material Definitive Agreement.

As part of its plan to materially reduce expenses, on January 22, 2016, Perseon Corporation (the “Company”) entered into a Sublease Termination Agreement (the “Termination Agreement”) with EnergySolutions, LLC, pursuant to which the Company terminated the lease for the use of its headquarters at 460 West 50 North, Salt Lake City, Utah 84101. While the Company is required to pay $15,000 as part of the Termination Agreement, doing so relieves the Company of a liability of approximately $952,000. The Termination Agreement is effective immediately.

Concurrent with the execution of the Termination Agreement, the Company entered into a lease with KAX Company to lease 2,236 square feet (the “New Lease”) at 391 Chipeta Way, Salt Lake City, UT 84108. The New Lease is a month-to-month lease at $3,919 per month. The New Lease is effective immediately, and the Company will use this new space as its principal executive offices.

 Item 1.02                      Termination of a Material Definitive Agreement.

The information set forth under Item 1.01 of this report is incorporated herein by reference.

 Item 2.03                      Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this report is incorporated herein by reference.

Item 9.01  Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
10.1	Sublease Termination Agreement dated as of January 21, 2016, by and between EnergySolutions, LLC and Perseon Corporation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 28, 2016	PERSEON CORPORATION

	By:	/s/ Clinton E. Carnell Jr.
	Name:	Clinton E. Carnell Jr.
	Title:	Principal Executive Officer

EXHIBIT INDEX

Exhibit Number	Description
10.1	Sublease Termination Agreement dated as of January 21, 2016, by and between EnergySolutions, LLC and Perseon Corporation.

EXHIBIT 10.1

SUBLEASE TERMINATION AGREEMENT

This Sublease Termination Agreement (this “Agreement”) is dated as of January 21, 2016 and is by and between EnergySolutions, LLC (“Sublessor”) and Perseon Corporation (“Sublessee”).

WHEREAS, Sublessor and Sublessee are parties to that certain Sublease Agreement dated as of May 14, 2015, as amended by that Amendment to Sublease Agreement dated as of August 25, 2015 (as amended, the “Sublease Agreement”).

WHEREAS, any capitalized terms that are used, but not defined herein, shall have the meanings ascribed to such terms in the Sublease Agreement.

WHEREAS, the Sublease Commencement Date was September 14, 2015 and Sublessor applied the first month’s prepaid rent to the rent due from September 14, 2015 through October 13, 2015.

WHEREAS, Sublessee has not paid any monthly installments of Sublease Annual Rent to Sublessor for the time period from October 14, 2015 to the date of this Agreement.

WHEREAS, Sublessee has not paid any of the parking fees set forth in the Sublease Agreement to Sublessor since the Sublease Commencement Date.

WHEREAS, Sublessor hereby provides notice to Sublessee that in accordance with Section 6 of the Sublease Agreement, Sublessor has drawn on and applied the Security Deposit of $18,865.40 to satisfy the following unpaid amounts under the Sublease Agreement:  (i) $2,300 for unpaid parking fees for the period from September 14, 2015 through October 13, 2015, (ii) $9,530.83 for unpaid rent and parking fees for the period from October 14, 2015 through October 31, 2015 and (iii) $7,034.57 for partial payment of the unpaid monthly rent from November 1, 2015 through November 30, 2015.

WHEREAS, as of the date of this Agreement, Sublessee currently owes Sublessor $53,033.44 for amounts past due under the Sublease Agreement (which amount includes (i) the interest and service fees applicable to past due sums as set forth in Section 3(e) of the Sublease Agreement and (ii) the application of the Security Deposit as described in the recital above).

WHEREAS, due to the precarious financial condition of Sublessee and its inability to meet its obligations under the Sublease Agreement going forward, the parties feel it is in each party’s best interests to terminate the Sublease Agreement in accordance with the terms of this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto covenant and agree as follows:

1.	Incorporation of Recitals. The Recitals above are true and correct and are hereby incorporated into and made part of this Agreement.

2.
Forfeiture of Security Deposit.  Sublessee hereby acknowledges and agrees to the forfeiture of its Security Deposit for amounts past due as set forth in the Recitals, which forfeiture became effective when such amounts became past due (and therefore no interest or service fees were applied to such past due amounts).

3.
Payment of Consideration to Terminate Sublease Agreement.  Sublessee shall pay to Sublessor within one (1) business day of the date of this Agreement the amount of $15,000.00 via wire transfer as the cash consideration, in addition to the FF&E consideration in Section 4 below, to terminate the Sublease Agreement.

4.
Vacate Premises.  Sublessee shall (i) within ten (10) days of the date of this Agreement, vacate and surrender the Subleased Premises in the same condition, ordinary wear and tear excepted, as they were in upon the Sublease Commencement Date under the Sublease Agreement and shall promptly deliver all keys to the Sublessor on or before January 31, 2016; and (ii) leave in the Subleased Premises all furniture, fixtures, audio visual, and equipment currently located within the Subleased Premises, excluding any of Sublessee’s medical devices and related R&D equipment (“FF&E”) and such FF&E shall become the property of the Sublessor as of the date of this Agreement.

5.
Termination of Sublease Agreement.  Upon Sublessee’s compliance with Sections 3 and 4 of this Agreement, the Sublease Agreement shall be terminated and Sublessee shall have no further obligations, liabilities or rights under the Sublease Agreement.

6.
Acknowledgment and Release.  Except as expressly provided herein to the contrary, Sublessor and Sublessee acknowledge and agree that the other has fully performed and satisfied their respective obligations under the Sublease Agreement.  Subject to satisfaction of each parties respective obligations under this Agreement, Sublessor and Sublessee hereby forever release and discharge the other (and its members, managers, officers, directors, stockholders, employees and agents) from any and all further duties, obligations, or liabilities arising under the terms of the Sublease Agreement or arising from or related to Sublessee’s tenancy under the Sublease Agreement.

7.	Entire Agreement and Modification. This Agreement contains the entire agreement and understanding between the parties as it relates to the subject matter hereof.

8.	Assignment. The terms and provisions of this Agreement shall be binding upon and inure to the benefits of any successor of a party hereto.

9.
Unenforceable Provision.  If any provision of this Agreement shall be invalid or unenforceable, such provision shall be severable and such invalidity or unenforceability shall not impair the validity of any other provision of this Agreement.

10.	Governing Law. The terms and provisions of this Agreement shall be construed in accordance with and governed by the laws of the State of Utah.

11.	Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

(Signature Page Follows)

IN WITNESS WHEREOF, the parties have caused this Sublease Termination Agreement to be signed by their respective duly authorized officers as of the date first above written.

SUBLESSOR:

ENERGYSOLUTIONS, LLC

By:	/s/ David Nilsson

Name:	David Nilsson

Title:	Treasurer

SUBLESSEE:

PERSEON CORPORATION

By:	/s/ David Green

Name:	David Greean

Title:	Financial Advisor

AGREED AND ACCEPTED:

WEST SALT LAKE ACQUISITIONS PARTNERS LLC,
a Delaware limited liability company

By:	Hines West Salt Lake Acquisitions Partners LLC, a Delaware limited liability company Its: Managing Member

By:	Hines West Salt Lake Associates Limited Partnership, a Texas limited partnership Its: Sole Member

By:	Hines Interests Limited Partnership, a Delaware limited partnership Its: General Partner

By:	Hines Hol.dings, Inc., a Texas corporation Its: General Partner

By:
Name:	`_
Title:	`_